Exhibit 4.2

FORM OF PRE-FUNDED WARRANT

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION.

WINDWARD BIO GROUP AG

PRE-FUNDED WARRANT TO PURCHASE COMMON SHARES

Number of Warrant Shares: [•]

Original Issue Date: [•], 2026 (the “Original Issue Date”)

Windward Bio Group AG, a Swiss corporation (Aktiengesellschaft) organized under the laws of Switzerland, with registered office in Basel, Switzerland (the “Company”), hereby certifies that, for value received, [•] or its permitted assigns (the “Holder”) is entitled to purchase from the Company the number of registered common shares of the Company, nominal value CHF 0.015 per share (the “Common Shares”), stated above (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), subject to the terms of this Pre-Funded Warrant (this “Warrant”). This Warrant is issued pursuant to the Common Share and Pre-Funded Warrant Purchase Agreement dated November 9, 2026 between the Company and the Holder (the “Purchase Agreement”). Capitalized terms not defined herein have the meanings given in the Purchase Agreement.

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a Holder, as such terms are used in and construed under Rule 405 under the Securities Act, but only for so long as such control shall continue.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who reasonably could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Company’s Common Shares reasonably could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Group” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence.

(d) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(e) “Principal Trading Market” means the national securities exchange or other trading market on which the Common Shares are primarily listed on and quoted for trading, which, as of the Original Issue Date shall be the Nasdaq Global Market.

(f) “Trading Day” means any weekday on which the Principal Trading Market is open for trading. If the Common Shares are not listed or admitted for trading, “Trading Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

2. Exercise of Warrant.

2.1 No Exercise Price; Exercise Term. No exercise price or other consideration shall be payable upon exercise of this Warrant. For purposes of Swiss law, the amount of the purchase price paid under the Purchase Agreement that is allocable to each Warrant Share constitutes the issue price for such Warrant Share and shall in no event be less than its nominal value at the time of issuance of the relevant Warrant Share. This Warrant may be exercised, in whole or in part, at any time on or after the Original Issue Date and shall remain exercisable until exercised in full.

2.2 Exercise Procedure. The Holder may exercise this Warrant, in whole or in part, by delivering to the Company a duly completed and executed Notice of Exercise in the form attached hereto as Annex A. The Holder shall promptly execute and deliver any subscription form or other document reasonably required solely to implement the issuance or delivery of the Warrant Shares under Swiss law; provided that delivery of any such document shall not be a condition to the effectiveness of the exercise. The Holder shall not be required to surrender this Warrant unless it has been exercised in full. An exercise is effective upon the Company’s receipt of the Notice of Exercise (as determined in accordance with the notice provisions hereof), subject only to Section 2.5, and the date of such receipt is the “Exercise Date”.

2.3 No Fractions. No fractional Warrant Share shall be issued or delivered; any fraction shall be rounded down to the nearest whole share.

2.4 Delivery of Warrant Shares. Upon exercise, the Company shall deliver the required number of Warrant Shares at its discretion by way of a capital increase out of its conditional capital or within its capital range or otherwise, out of Common Shares held by it or any of its subsidiaries in treasury, or by purchasing such Warrant Shares on the open market. As promptly as practicable following the effective Exercise Date, and in any event no later than the Trading Day after completion of the corporate actions required under Swiss law, the Company shall cause the Warrant Shares to be validly issued (if applicable), entered into the Company’s book of uncertificated securities (Wertrechtebuch) and registered in the Holder’s name in book-entry form on the records of the Company’s transfer agent through DRS; provided that, if such Warrant Shares are then eligible to be delivered free of restrictive legends or notations pursuant to Section 20 (Legend Removal) of the Purchase Agreement, the Company may instead credit such Warrant Shares as intermediated securities (Bucheffekten) to the Holder’s account through DTC.

2.5 Beneficial Ownership Limitation.

(a) The Holder shall be prohibited from exercising this Warrant if, immediately prior to or following such exercise (or portion of such exercise thereof), the Holder, together with its Attribution Parties, collectively beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) more than 4.99% (the “Maximum Percentage”) of the issued and outstanding Common Shares or any other class of equity security (other than an exempted security) of the Company that is registered pursuant to Section 12 of the Exchange Act immediately after giving effect to such exercise. For purposes of calculating beneficial ownership, the aggregate number of Common Shares beneficially owned by the Holder, together with its Attribution Parties, shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Common Shares issuable upon exercise of this Warrant with respect to which the determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder, together with its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder, together with its Attribution Parties (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 2.5(a), beneficial ownership shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, it being acknowledged and agreed that the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Warrant, in determining the number of Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the transfer agent setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives a Notice of Exercise from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Company shall promptly notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such Notice of Exercise would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 2.5(a), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be issued or delivered pursuant to such Notice of Exercise (the number of shares by which such issuance or delivery is reduced, the “Reduction Shares”). Upon such reduction, this Warrant shall be deemed not to have been exercised with respect to the Reduction Shares, which shall remain exercisable hereunder. For any reason at any time, upon the written request of the Holder, the Company shall within one (1) Trading Day confirm to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance or delivery of Common Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the Exchange Act), the Holder shall, promptly following written notice from the Company or knowledge thereof, transfer to the Company (or, at the Company’s election, a subsidiary or nominee designated by it) the number of Common Shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) for no consideration, and the Holder shall not have the power to vote or to transfer the Excess Shares. Pending such transfer, the Holder shall not exercise any voting rights attaching to, and shall not sell, transfer or otherwise dispose of (other than to the Company or, at the Company’s election, a subsidiary or nominee designated by it, pursuant to this Section 2.5(a), the Excess Shares. Upon such transfer, this Warrant shall be deemed not to have been exercised with respect to the Excess Shares, which shall remain exercisable hereunder. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage (not in excess of 19.99% if exceeding that limit would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) specified in such notice; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(b) For purposes of clarity, the Common Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) of the Exchange Act or Rule 16a-1(a)(1) promulgated under the Exchange Act. No prior inability to exercise this Warrant pursuant to this Section 2.5 shall have any effect on the applicability of the provisions of this Section 2.5 with respect to any subsequent determination of exercisability. The provisions of this Section 2.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.5 to the extent necessary to correct this section or any portion hereof that may be defective or inconsistent with the intended limitations contained in this Section 2.5 or to make changes or supplements necessary or desirable to properly give effect to such limitations. Subject to Section 2.5(c) and Section 3.3, the limitations contained in this Section 2.5 may not be waived and shall apply to a successor holder of this Warrant.

(c) Section 2.5(a) shall not restrict the number of Common Shares which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a fundamental transaction as contemplated in Section 3.3 of this Warrant.

3. Adjustments.

3.1 Share Dividends, Splits and Combinations. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Shares or otherwise makes a distribution on any class of capital stock issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date or as amended, that is payable in Common Shares, (ii) subdivides its outstanding Common Shares into a larger number of Common Shares, (iii) combines its outstanding Common Shares into a smaller number of Common Shares or (iv) issues by reclassification of shares of capital stock any additional Common Shares, then in each such case the Number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately after such event and the denominator of which shall be the number of Common Shares outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Number of Warrant Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Number of Warrant Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or re-classification.

3.2 Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Shares for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Shares covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security (including Common Shares), or (iv) cash or any other asset (in each case, a “Distribution”), other than a reclassification as to which Section 3.3 applies, then in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution; provided, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as (all or a portion) its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted (all or such portion of) such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation (any such payment “Distribution Compensation Payment”). The Company and its paying agent, if any, shall be entitled to deduct and withhold taxes on any Distribution Compensation Payment, or any other amount distributed or deemed distributed, to the extent required by applicable law. To the extent that any such amounts are so deducted or withheld and remitted to the applicable governmental authority, such deducted or withheld amounts shall be treated for all purposes of this Warrant as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any such amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any Distribution Compensation Payment, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant or any amounts otherwise payable in respect of Common Shares received upon the exercise of such Warrant, or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). The Company shall provide a receipt or other evidence of payment of any taxes deducted or withheld reasonably acceptable to the Holder within 30 days after making any deduction or withholding of such taxes and shall collaborate with and provide to the Holder all documentation necessary to obtain a refund of such tax amounts deducted and withheld.

3.3 Reclassifications and Fundamental Transactions. If, at any time during which the Warrant remains outstanding in full or part, (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or the shareholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Common Shares covered by Section 3.1 above) (in any such case, a “Fundamental Transaction”), then, immediately prior to and contingent upon the consummation of such Fundamental Transaction, this Warrant shall be deemed automatically exercised in full, without any notice, action or payment by the Holder, and the Holder shall be deemed to be the holder of the Number of Warrant Shares for all purposes in connection with such Fundamental Transaction. Upon consummation of such Fundamental Transaction, the Holder shall be entitled to receive, in respect of such Warrant Shares, the same amount and kind of securities, cash or other property that the Holder would have been entitled to receive if the Holder had held such Warrant Shares immediately prior to such Fundamental Transaction, without regard to any limitations on exercise contained herein (and, in the case of clause (iii) above, assuming such Warrant Shares had been tendered and accepted for payment) (the “Alternate Consideration”). If holders of Common Shares are given any choice as to the Alternate Consideration, the Holder shall be given the same choice. The Holder shall not be entitled to receive any consideration in connection with a Fundamental Transaction other than the Alternate Consideration. The Company shall take, and shall cause any successor, surviving entity or other applicable Person to take, all actions necessary to give effect to such automatic exercise and to deliver the Alternate Consideration to the Holder concurrently with the consummation of the Fundamental Transaction. Upon such automatic exercise and delivery of the Alternate Consideration, this Warrant shall terminate and be of no further force or effect. The provisions of this Section 3.3 shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

3.4 Notices of Adjustment. The Company shall promptly give the Holder written notice of any adjustment, stating the adjusted number of Warrant Shares and the facts and calculations supporting the adjustment.

3.5 No Adjustments. For the avoidance of doubt, without limiting the adjustments contemplated by Sections 3.1 and 3.2 and subject to the Company’s obligations under Section 2.3 of the Purchase Agreement, if, at any time during which the Warrant remains outstanding in full or part, the Company (i) increases or decreases its registered share capital, (ii) increases or decreases, renews or abolishes the capital range or creates additional conditional capital, and/or (iii) issues new conversion, exchange, option or other exercise rights that are not covered by existing or newly created ordinary share capital, capital range and/or conditional share capital, the number of Warrant Shares issuable and/or deliverable upon exercise of the Warrant shall not be adjusted solely by reason of such actions by the Company.

4. Transfer and Exchange. Subject to applicable laws, the Company’s articles of association and the Purchase Agreement, this Warrant and the rights hereunder may be transferred, in whole or in part, upon written notice to the Company and delivery of customary transfer documentation. The Company shall issue replacement warrants reflecting the transferred and retained portions in case of permitted transfers.

5. Availability of Shares and Listing. While this Warrant remains outstanding, the Company shall take all corporate action required under Swiss law and maintain sufficient available sources, including through its capital range, conditional capital or shares held in treasury, to permit exercise of this Warrant in full. The Company shall use commercially reasonable efforts to maintain the listing of the Warrant Shares on The Nasdaq Global Market or any other trading market on which the Common Shares are then listed.

6. No Shareholder Rights. Except as expressly provided herein or upon a valid exercise and issuance or delivery of Warrant Shares, the Holder shall not be entitled by virtue of this Warrant to vote, receive dividends or exercise other rights of a shareholder of the Company.

7. Charges, Taxes and Expenses. Issuance or delivery of Warrant Shares shall be made without charge to the Holder for issuance or transfer taxes. The Company shall pay the fees of its transfer agent and other Company expenses relating to issuance of the Warrant Shares. Any transfer or similar taxes arising in connection with any transfer of Excess Shares pursuant to Section 2.5(a) shall be borne by the Company, provided that any such taxes levied on the Holder shall be borne by the Holder if such transfer results solely from the Holder’s inaccurate determination of its and its Attribution Parties’ beneficial ownership, and not from any inaccuracy in information provided by or on behalf of the Company (including the Reported Outstanding Share Number) or any breach by the Company of Section 2.5(a).

8. Loss or Destruction. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, if reasonably requested, an indemnity undertaking, the Company shall issue a replacement warrant of like tenor. No bond shall be required unless reasonably necessary under the circumstances.

9. Notices. Notices under this Warrant shall be given in the manner specified in Section 11 of the Purchase Agreement, as such addresses may be updated by notice.

10. Amendments and Waivers. This Warrant may be amended, modified or waived only by a written instrument signed by the Company and the Holder. No amendment may disproportionately and adversely affect the Holder relative to other holders of substantially identical pre-funded warrants without the Holder’s written consent.

11. Governing Law; Jurisdiction. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Warrant may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the Borough of Manhattan in the City of New York, and the Company and the Holder irrevocably submit to the exclusive jurisdiction of such courts and waive any objection to venue or inconvenient forum. The Company irrevocably appoints Windward Bio, Inc., 800 North State Street, Suite 304, Dover, Delaware, as its authorized agent for service of process in any such proceeding.

12. Successors and Assigns. This Warrant binds and benefits the Company, the Holder and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Original Issue Date.

WINDWARD BIO GROUP AG

By:
Name:
Title:

[SIGNATURE PAGE TO PRE-FUNDED WARRANT]

ANNEX A

NOTICE OF EXERCISE

Reference is made to the Pre-Funded Warrant to Purchase Common Shares of Windward Bio Group AG dated as of the Original Issue Date (the “Warrant”). All capitalized terms used but not defined in this notice of exercise shall have the meanings ascribed thereto in the Warrant.

The undersigned Holder elects to exercise the attached Pre-Funded Warrant for __________ Warrant Shares. This exercise shall be effective upon the Company’s receipt of this Notice of Exercise, subject to the Beneficial Ownership Limitation.

Please issue the Warrant Shares in the following registered name and DRS account: ______________________________ (or, if eligible for delivery through DTC, to the following DTC account: ______________________________).

The undersigned certifies that the exercise complies with the Beneficial Ownership Limitation.

Date:	Holder:

By:	Name/Title: